EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Martin Flynn
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8576

Roger Rowe	Caitlin Fox
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6826
(503) 685-8663

InFocus® Announces Fourth Quarter 2006
Financial Results

WILSONVILLE, Ore., February 7, 2007 – InFocus® Corporation (NASDAQ: INFS) today announced its fourth quarter and full year 2006 financial results. For the fourth quarter, the Company reported revenues of $83.9 million and a net loss of $13.3 million, or $0.34 per share, compared to a net loss of $19.4 million, or $0.49 per share, for the third quarter of 2006 and a net loss of $7.9 million, or $0.20 per share for the fourth quarter of 2005. For the year, the Company reported revenues of $374.8 million and a net loss of $61.9 million, or 1.56 per share, compared to revenues of $532.1 million and a net loss of $79.8 million, or $2.02 per share for calendar year 2005.

Included in the fourth quarter of 2006 results are charges for restructuring and regulatory assessments which when combined, increased the reported loss for the quarter by $7.0 million, or $0.18 per share. The restructuring charge of $2.7 million primarily consists of severance costs related to headcount reductions initiated during the quarter and for the true-up of estimated future losses related to one of our European facilities previously vacated. The regulatory assessment charge relates to an initial settlement with Shanghai customs. During the fourth quarter, the Company received a partial refund of its deposit in the amount of $4.0 million, net of attorney’s fees and related expenses. As a result of the settlement and the anticipated final outcome of the case, the Company wrote-off the remaining unreserved amount of the deposit held by Shanghai customs amounting to $4.3 million.

The Company reported total cash, restricted cash, and marketable securities as of December 31, 2006 of $76.2 million with no outstanding borrowings.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Fourth quarter revenues of $83.9 million were up 3 percent compared with third quarter revenues, but down 35 percent from revenues in the fourth quarter of 2005. Revenues were down 9 percent from the third quarter in the Americas, reflecting sluggish industry dynamics in the quarter and continued slow adoption of front projectors by consumers.

Revenues were up 71 percent in Europe, leveraging a more robust European market during the quarter and strong acceptance of our new Work Big meeting room projectors.

Gross margins increased to 14.5 percent in the fourth quarter of 2006 from 12.7 percent in the third quarter. Overall, average selling prices were flat quarter to quarter. Projector unit shipments were approximately 79,000 units in the fourth quarter, up approximately 8 percent from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of restructuring charges and regulatory assessments, were $19.2 million for the fourth quarter of 2006, down $1.9 million from the third quarter of 2006, and down $5.4 million from the fourth quarter of 2005.

Other income for the third quarter was $0.8 million compared to other expense of $2.4 million in the third quarter and other expense of $0.4 million in the fourth quarter of 2005.

Balance Sheet

Total cash, restricted cash, and marketable securities as of December 31, 2006 were $76.2 million, a decrease of $3.5 million from the end of September. Day’s sales outstanding for the quarter were 54 days, a decrease of 1 day from the prior quarter. Inventory levels decreased $11.5 million during the quarter to $40.1 million reflecting the Company’s continued emphasis on improved supply chain management.

Strategic Alternatives

Since the exploration of strategic alternatives was announced at the Q3 2006 earnings call, the Management team, Board of Directors and our advisors, Banc of America Securities, have been involved in an active process considering a variety of strategic options. The intention of this initiative is to increase shareholder value through the evaluation of multiple alternatives, including a possible sale of the Company. The Company initially anticipated that a detailed update on the strategic alternatives may be available by the time of the Q4 earnings call; however, the evaluation is ongoing at this time. As stated previously, the Company does not intend to disclose any specific details regarding the evaluation unless and until the Company has entered into a definitive agreement for a transaction that has been approved by the Board of Directors or the Board has determined to terminate the evaluation process.

Outlook for First Half of 2007

During the first half of 2007, the following factors are expected to influence revenues and gross margins:

•                  Modest industry unit growth;

•                  Continued aggressive price competition, especially in the first quarter as many of the Company’s Asian-based competitors complete their fiscal years; and

•                  Greater contribution to revenues from new products as transitions to recently introduced products are completed.

Relative to operating expenses, the Company expects a further reduction to between $18 million and $19 million on a quarterly basis. Beyond this, the Company is not giving specific financial guidance for future periods at this time.

“2006 was a difficult year for us financially. However, we continue to make operational improvements that will allow us to take advantage of growing segments of the market,” stated Kyle Ranson, President and CEO, InFocus. “I am proud of and thankful to our employees worldwide who continue to go above and beyond in difficult circumstances to help achieve this goal,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (706) 634-4707 (outside U.S. participants), or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through February 14, 2007 by calling (800) 642-1687 (U.S.) or (706) 645-9291(outside U.S.). A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross margins. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and 2006 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.

InFocus Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenues	$83,860	$128,930	$374,752	$532,099
Cost of revenues(a)	71,729	113,446	320,866	499,327
Gross margin	$12,131	$15,484	$53,886	$32,772

Operating expenses(a):
Marketing and sales	$9,555	$14,529	$49,107	$64,292
Research and development	4,847	4,568	17,997	20,847
General and administrative	4,829	5,572	21,730	23,360
Restructuring costs	2,650	(950)	5,425	11,050
Impairment of long-lived assets	—	—	—	9,813
Regulatory assessments	4,306	—	9,392	1,600
	$26,187	$23,719	$103,651	$130,962

Loss from operations	$(14,056)	$(8,235)	$(49,765)	$(98,190)

Other income (expense), net	755	(435)	(11,406)	18,290
Loss before income taxes	(13,301)	(8,670)	(61,171)	(79,900)
Provision (benefit) for income taxes	25	(755)	749	(106)
Net Loss	$(13,326)	$(7,915)	$(61,920)	$(79,794)

Basic and fully diluted net loss per share	$(0.34)	$(0.20)	$(1.56)	$(2.02)

Basic and fully diluted shares outstanding	39,694	39,598	39,696	39,598

(a) Stock-based compenstation expense included under FAS 123(R) was as follows:

Cost of revenues	$13	$—	$113	$—
Marketing and sales	50	—	359	—
Research and development	22	—	152	—
General and administrative	41	—	331	—
	$126	$—	$955	$—

InFocus Corporation
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December, 31	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$53,716	$53,105
Marketable securities	104	1,199
Restricted cash, cash equivalents, and marketable securities	22,413	25,813
Accounts receivable, net of allowances	50,060	70,883
Inventories	40,107	66,454
Land held for sale	—	4,469
Other current assets	10,706	24,094
Total Current Assets	177,106	246,017

Property and equipment, net	3,961	2,747
Other assets, net	1,189	15,124
Total Assets	$182,256	$263,888

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$52,046	$74,674
Other current liabilities	26,800	30,985
Total Current Liabilities	78,846	105,659

Other Long-Term Liabilities	3,147	3,038

Shareholders’ Equity:
Common stock and additional paid-in capital	167,465	166,170
Other comprehensive income:
Foreign currency translation	30,662	24,200
Unrealized gain (loss) on equity securities	(20)	745
Accumulated deficit	(97,844)	(35,924)

Total Shareholders’ Equity	100,263	155,191

Total Liabilities and Shareholders’ Equity	$182,256	$263,888

InFocus Corporation
Reconciliation of GAAP Earnings
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter 2006			Third Quarter 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(13,326)	$(0.34)	$26,187	$(19,406)	$(0.49)	$27,076

Adjustments:

Restructuring costs	$2,650	$0.07	$(2,650)	$850	$0.02	$(850)

Regulatory assessments	$4,306	$0.11	$(4,306)	$5,086	$0.13	$(5,086)

Proforma excluding adjustments	$(6,370)	$(0.16)	$19,231	$(13,470)	$(0.34)	$21,140

	Fourth Quarter 2006			Fourth Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(13,326)	$(0.34)	$26,187	$(7,915)	$(0.20)	$23,719

Adjustments:

Restructuring costs	$2,650	$0.07	$(2,650)	$(950)	$(0.02)	$950

Regulatory assessments	$4,306	$0.11	$(4,306)	$—	$—	$—

Proforma excluding adjustments	$(6,370)	$(0.16)	$19,231	$(8,865)	$(0.22)	$24,669

	Full Year 2006			Full Year 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(61,920)	$(1.56)	$103,651	$(79,794)	$(2.02)	$130,962

Adjustments:

Restructuring costs	$5,425	$0.14	$(5,425)	$11,050	$0.28	$(11,050)

Regulatory assessments	$9,392	$0.24	$(9,392)	$1,600	$0.04	$(1,600)

Impairment of long-lived assets	$—	$—	$—	$9,813	$0.25	$(9,813)

Proforma excluding adjustments	$(47,103)	$(1.19)	$88,834	$(57,331)	$(1.45)	$108,499